SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               Pharmacopeia, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    071713 B1 0
--------------------------------------------------------------------------------

                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. [ ]. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 14

------------------------------                   -------------------------------
CUSIP NO. 071713 B1 0                    13G               Page 2 of 17 Pages
------------------------------                   -------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Kleiner Perkins Caufield & Byers VI, L.P., a
                  California Limited Partnership ("KPCB VI")
                  94-3157816
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

--------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
                                                                          - 0 -
  NUMBER OF                -----------------------------------------------------
   SHARES                    6         SHARED VOTING POWER
BENEFICIALLY                                                            801,974
  OWNED BY                 -----------------------------------------------------
    EACH                     7         SOLE DISPOSITIVE POWER
  REPORTING                                                               - 0 -
   PERSON                  -----------------------------------------------------
    WITH                     8         SHARED DISPOSITIVE POWER
                                                                        801,974
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        801,974
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.1%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                   ---------------------------------
CUSIP NO. 071713 B1 0                  13G            Page 3 of 17 Pages
----------------------------                   ---------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  KPCB VI Associates, L.P., a California Limited
                  Partnership ("KPCB VI Associates") 94-3158010
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

--------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
                                                                          - 0 -
              NUMBER OF    -----------------------------------------------------
               SHARES        6         SHARED VOTING POWER
            BENEFICIALLY               801,974 shares directly owned by
              OWNED BY                 KPCB VI.  KPCB VI Associates is the
                EACH                   general partner of KPCB VI.
              REPORTING    -----------------------------------------------------
               PERSON        7         SOLE DISPOSITIVE POWER
                WITH                                                      - 0 -
                           -----------------------------------------------------
                             8         SHARED DISPOSITIVE POWER
                                       801,974 shares directly owned by
                                       KPCB VI.  KPCB VI Associates is the
                                       general partner of KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        801,974
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.1%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                  ---------------------------------
CUSIP NO. 071713 B1 0                  13G            Page 4 of 17 Pages
-----------------------------                  ---------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Brook H. Byers
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                  5         SOLE VOTING POWER
                                                                          6,987
                                ------------------------------------------------
               NUMBER OF          6         SHARED  VOTING  POWER  801,974
                SHARES                      shares, directly owned by KPCB
             BENEFICIALLY                   VI. KPCB VI  Associates is the
             OWNED BY EACH                  general  partner  of KPCB  VI,
               REPORTING                    and  Mr.  Byers  is a  general
                PERSON                      partner of KPCB VI Associates.
                 WITH                       In  addition,   the  Brook  H.
                                            Byers    Trust   holds   1,616
                                            shares,  beneficial  ownership
                                            of which Mr. Byers disclaims.
                                ------------------------------------------------
                                  7         SOLE DISPOSITIVE POWER
                                                                          6,987
                                ------------------------------------------------
                                  8         SHARED    DISPOSITIVE    POWER
                                            801,974 shares, directly owned
                                            by KPCB VI. KPCB VI Associates
                                            is the general partner of KPCB
                                            VI, and Mr. Byers is a general
                                            partner of KPCB VI Associates.
                                            In  addition,   the  Brook  H.
                                            Byers    Trust   holds   1,616
                                            shares,  beneficial  ownership
                                            of which Mr. Byers disclaims.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        810,577
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.1%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                  ---------------------------------
CUSIP NO. 071713 B1 0                  13G            Page 5 of 17  Pages
-----------------------------                  ---------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Vinod Khosla
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER
                                                                          5,434

                                 -----------------------------------------------
               NUMBER OF           6         SHARED  VOTING  POWER  801,974
                SHARES                       shares, directly owned by KPCB
             BENEFICIALLY                    VI. KPCB VI  Associates is the
             OWNED BY EACH                   general  partner  of KPCB  VI,
               REPORTING                     and Mr.  Khosla  is a  general
                PERSON                       partner of KPCB VI Associates.
                 WITH                        In addition, the Vinod & Neeru
                                             Khosla   Trust   holds   2,897
                                             shares,  beneficial  ownership
                                             of which Mr. Khosla disclaims.
                                 -----------------------------------------------
                                   7         SOLE DISPOSITIVE POWER
                                                                          5,434
                                 -----------------------------------------------
                                   8         SHARED    DISPOSITIVE    POWER
                                             801,974 shares, directly owned
                                             by KPCB VI. KPCB VI Associates
                                             is the general partner of KPCB
                                             VI,   and  Mr.   Khosla  is  a
                                             general  partner  of  KPCB  VI
                                             Associates.  In addition,  the
                                             Vinod  &  Neeru  Khosla  Trust
                                             holds 2,897 shares, beneficial
                                             ownership of which Mr.  Khosla
                                             disclaims.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        807,585
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.2%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 071713 B1 0                   13G            Page 6 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      E. Floyd Kvamme
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]



--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER
                                                            4,295
                                 -----------------------------------------------
                                   6         SHARED  VOTING  POWER  801,974
                                             shares, directly owned by KPCB
                                             VI. KPCB VI  Associates is the
                                             general  partner  of KPCB  VI,
             NUMBER OF                       and Mr.  Kvamme  is a  general
              SHARES                         partner of KPCB VI Associates.
           BENEFICIALLY          -----------------------------------------------
           OWNED BY EACH           7         SOLE DISPOSITIVE POWER
             REPORTING                                                   4,295
              PERSON             -----------------------------------------------
               WITH                8         SHARED    DISPOSITIVE    POWER
                                             801,974 shares, directly owned
                                             by KPCB VI. KPCB VI Associates
                                             is the general partner of KPCB
                                             VI,   and  Mr.   Kvamme  is  a
                                             general  partner  of  KPCB  VI
                                             Associates.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        806,269
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.2%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 071713 B1 0                   13G            Page 7 of 17  Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      L. John Doerr
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER
              NUMBER OF                                                   8,081
               SHARES             ----------------------------------------------
            BENEFICIALLY           6         SHARED  VOTING  POWER  801,974
            OWNED BY EACH                    shares, directly owned by KPCB
              REPORTING                      VI. KPCB VI  Associates is the
               PERSON                        general  partner  of KPCB  VI,
                WITH                         and  Mr.  Doerr  is a  general
                                             partner of KPCB VI Associates.
                                             In addition, the Child(ren) of
                                             L.  John  Doerr   Trust  holds
                                             1,616    shares,    beneficial
                                             ownership  of which Mr.  Doerr
                                             disclaims.
                                  ----------------------------------------------
                                   7         SOLE DISPOSITIVE POWER
                                                                          8,081
                                  ----------------------------------------------
                                   8         SHARED    DISPOSITIVE    POWER
                                             801,974 shares, directly owned
                                             by KPCB VI. KPCB VI Associates
                                             is the general partner of KPCB
                                             VI, and Mr. Doerr is a general
                                             partner of KPCB VI Associates.
                                             In addition, the Child(ren) of
                                             L.  John  Doerr   Trust  holds
                                             1,616    shares,    beneficial
                                             ownership  of which Mr.  Doerr
                                             disclaims.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        810,055
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.2%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP NO. 071713 B1 0                    13G            Page 8 of 17 Pages
------------------------------                   -------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Joseph S. Lacob
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER
              NUMBER OF                                                   5,827
               SHARES            -----------------------------------------------
            BENEFICIALLY           6         SHARED  VOTING  POWER  801,974
            OWNED BY EACH                    shares, directly owned by KPCB
              REPORTING                      VI. KPCB VI  Associates is the
               PERSON                        general  partner  of KPCB  VI,
                WITH                         and  Mr.  Lacob  is a  general
                                             partner of KPCB VI Associates.
                                 -----------------------------------------------
                                   7         SOLE DISPOSITIVE POWER
                                                                          5,827
                                 -----------------------------------------------
                                   8         SHARED    DISPOSITIVE    POWER
                                             801,974 shares, directly owned
                                             by KPCB VI. KPCB VI Associates
                                             is the general partner of KPCB
                                             VI, and Mr. Lacob is a general
                                             partner of KPCB VI Associates.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        807,801
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.2%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 071713 B1 0                   13G            Page 9 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Bernard Lacroute
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                    5         SOLE VOTING POWER
              NUMBER OF                                                   5,825
               SHARES             ----------------------------------------------
            BENEFICIALLY            6         SHARED  VOTING  POWER  801,974
            OWNED BY EACH                     shares, directly owned by KPCB
              REPORTING                       VI. KPCB VI  Associates is the
               PERSON                         general  partner  of KPCB  VI,
                WITH                          and Mr.  Lacroute is a general
                                              partner of KPCB VI Associates.
                                  ----------------------------------------------
                                    7         SOLE DISPOSITIVE POWER
                                                                          5,825
                                  ----------------------------------------------
                                    8         SHARED    DISPOSITIVE    POWER
                                              801,974 shares, directly owned
                                              by KPCB VI. KPCB VI Associates
                                              is the general partner of KPCB
                                              VI,  and  Mr.  Lacroute  is  a
                                              general  partner  of  KPCB  VI
                                              Associates.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        807,799
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.2%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 071713 B1 0                   13G            Page 10 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      James P. Lally
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                    5         SOLE VOTING POWER
              NUMBER OF                                                   8,324
               SHARES             ----------------------------------------------
            BENEFICIALLY            6         SHARED  VOTING  POWER  801,974
            OWNED BY EACH                     shares, directly owned by KPCB
              REPORTING                       VI. KPCB VI  Associates is the
               PERSON                         general  partner  of KPCB  VI,
                WITH                          and  Mr.  Lally  is a  general
                                              partner of KPCB VI Associates.
                                  ----------------------------------------------
                                    7         SOLE DISPOSITIVE POWER
                                                                          8,324
                                  ----------------------------------------------
                                    8         SHARED    DISPOSITIVE    POWER
                                              801,974 shares, directly owned
                                              by KPCB VI. KPCB VI Associates
                                              is the general partner of KPCB
                                              VI, and Mr. Lally is a general
                                              partner of KPCB VI Associates.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        810,298
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.2%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER.
                  ---------------

                  Pharmacopeia, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  -----------------------------------------------

                  201 College Road East
                  Princeton, NJ  08540

ITEM 2(A)-(C).    NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.
                  ------------------------------------------------

                  This amended statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates are set forth on Exhibit B hereto.

                  KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates, this amended statement relates only to KPCB VI Associates' indirect, beneficial ownership of shares of Common Stock of Pharmacopeia, Inc. held directly by KPCB VI (the "Shares") and with respect to each individual general partner, to the extent applicable, each individual general partner's interest in the shares over which he has sole voting and dispositive control. The Shares are held directly by KPCB VI, and KPCB VI Associates and the general partners of KPCB VI Associates do not directly or otherwise hold any Shares. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.
                    ----------------------------------------------

                  Common Stock
                  CUSIP # 071713 B1 0

ITEM 3.           Not Applicable.
                  ---------------

ITEM 4.           OWNERSHIP.
                  ----------

                  Please see Rows 5-11 of cover pages. Each individual general partner of KPCB VI Associates disclaims beneficial ownership of the Shares.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  ---------------------------------------------
                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ------------------------------------------------
                  ANOTHER PERSON.
                  ---------------

                  Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from, the sale of the Shares of Pharmacopeia, Inc. owned by each such entity. However, no such partner's right relates to more than five percent of the outstanding shares of Pharmacopeia, Inc.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  ---------------------------------------------------
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                  ------------------------------------------------
                  THE PARENT HOLDING COMPANY.
                  ---------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  ---------------------------------------------------
                  GROUP.
                  ------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable.

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997


KPCB VI ASSOCIATES, L.P.,
A CALIFORNIA LIMITED PARTNERSHIP


By: ________________________________
         A General Partner



KLEINER PERKINS CAUFIELD & BYERS
VI, L.P., A CALIFORNIA LIMITED
PARTNERSHIP

By KPCB VI Associates, L.P., a California limited partnership, its General Partner


By: ________________________________
         A General Partner



BROOK H. BYERS
VINOD KHOSLA
E. FLOYD KVAMME
L. JOHN DOERR
JOSEPH S. LACOB
BERNARD LACROUTE
JAMES P. LALLY


By: ________________________________
         Michael S. Curry
         Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                                 15

Exhibit B:  List of General Partners of KPCB VI Associates            16

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 13, 1997, containing the information required by Schedule 13G, for the 801,974 Shares of Common Stock of Pharmacopeia, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"), and, to the extent applicable, the shares over which each individual exercises sole voting and dispositive control, as set forth in the amended statement. Each individual disclaims beneficial ownership of the shares of Pharmacopeia, Inc. common stock held directly by KPCB VI.

Dated:  February 13, 1997


KPCB VI ASSOCIATES, L.P.,
A CALIFORNIA LIMITED PARTNERSHIP


By: ________________________________
         A General Partner



KLEINER PERKINS CAUFIELD & BYERS
VI, L.P., A CALIFORNIA LIMITED
PARTNERSHIP

By KPCB VI Associates, L.P., a California limited partnership, its General Partner


By: ________________________________
         A General Partner



BROOK H. BYERS
VINOD KHOSLA
E. FLOYD KVAMME
L. JOHN DOERR
JOSEPH S. LACOB
BERNARD LACROUTE
JAMES P. LALLY


By: ________________________________
         Michael S. Curry
         Attorney-in-Fact

                                    EXHIBIT B
                                    ---------

                               General Partners of
              KPCB VI Associates, a California limited partnership
              ----------------------------------------------------


                  Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

2.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

3.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

4.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

5.       (a)      Joseph Lacob
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

                                                                   Page 17 of 17
6.       (a)      Bernard Lacroute
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

7.       (a)      James P. Lally
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen